Exhibit 10.1

PRIVATE AND CONFIDENTIAL

July 16, 2026

Revised June 19, 2026

Saurabh Sinha

[***]

Dear Saurabh:

We are pleased to present the following offer of employment with Arteris, Inc. (“Arteris” or the “Company”). This letter will summarize and confirm the details of our offer for you to join Arteris, in the position of Chief Financial Officer, commencing on or about September 2, 2026 (the date you actually commence employment, the “Start Date”), and reporting to Charlie Janac, CEO. You will perform the duties and responsibilities of this position, as well as additional duties and responsibilities as Arteris assigns to you from time to time.

You will be employed by Arteris working in our Campbell, CA, office, or such other place as may be agreed with your manager from time to time. This is a regular full-time, salaried, exempt employee position, which does not qualify you for overtime pay. Arteris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. You agree that, during the term of your employment with Arteris and unless expressly otherwise agreed in writing by your manager, HR and Legal, you will not engage in any other employment, occupation, or consulting directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Here are the specific details of our offer:

Base Compensation: Your starting gross semi-monthly salary will be $18,333.34, equivalent to an annualized gross amount of $440,000.00, which will be payable according to the regular payroll practices of the Company. Future salary adjustments will be determined by the Company in its sole discretion.

Annual Management Performance Bonus: You will be eligible to participate in the Company’s Annual Management Performance Bonus Plan, with a target bonus opportunity equal to 60% of your annual base salary, subject to applicable tax withholdings and deductions (the “Performance Bonus”). The Performance Bonus is discretionary and is not guaranteed. Any Performance Bonus earned will be based on both your individual performance and the Company’s achievement of applicable corporate goals and objectives, as determined by the Company. Details of the current plan goals and objectives will be communicated following your date of hire. If you are hired after the beginning of the applicable bonus plan year, any Performance Bonus for your first year of participation will be prorated based on your date of hire, subject to the terms of the plan. To be eligible to receive any Performance Bonus, you must be actively employed by the Company and in good standing on the Performance Bonus payment date.

Arteris, Inc.

900 E. Hamilton Avenue, Suite 300, Campbell, CA 95008

+1 408 470-7300

arteris.com

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Restricted Stock Units (RSU): In connection with the commencement of your employment, Arteris will recommend that the Board of Directors grant you a RSU Award equal to $3,700,000.00 in accordance with the Arteris’ governing equity incentive plan, subject to applicable laws and Company policy.

Performance Stock Units (PSU): In connection with the commencement of your employment, Arteris will recommend that the Board of Directors grant you a Performance Stock Unit (“PSU”) Award with a target grant value of $1,000,000.00, in accordance with the Company’s governing equity incentive plan, subject to applicable law and Company policy. The PSU Award will be eligible to vest only upon the achievement of the following Company performance goals, as determined by the Board of Directors (or its Compensation Committee): (i) the Company achieving annual TTM revenue of $200,000,000.00 or greater any time on or before December 31st, 2030; and subsequently (ii) the Company’s common stock achieving a closing share price of $65.00 or greater average of 15-day trading period on or before December 31st, 2031. The specific terms, measurement period, certification of performance, timing of vesting, and all other conditions of the PSU Award will be set forth in the applicable PSU Award Agreement and are subject to approval by the Board of Directors.

Long Term Incentive Program (LTIP): In connection with the commencement of your employment, Arteris will recommend that the Board of Directors grant you an LTIP Award equal to $1,000,000.00 to commence January 1, 2027, in accordance with the Arteris’ governing equity incentive plan, subject to applicable laws and Company policy. Current LTIP is an executive PSU program based on relative total shareholder return of Arteris compared to the Russell 2000 index.

Change in Control and Severance Agreement: As an Executive you shall be eligible to enter into a Change of Control and Severance Agreement entitling you to certain benefits in the event of his termination following a change of control of the Company. Attached is the Change of Control and Severance Agreement.

Benefits: You will be eligible to participate in all the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans, including group health plans and a 401k Plan. Detailed information about the benefits presently available will be provided to you on your first day of employment.

Arteris reserves the right to modify job titles, salaries, and benefits from time to time as it deems necessary and in its sole discretion.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholdings, payroll taxes and other deductions required by law.

This offer of employment is contingent upon the fulfillment of each of the following terms:

Acknowledgement of Employee Handbook and Confidentiality Agreement: As an Arteris employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge in writing that you have read the Employee Handbook at orientation, and sign and comply with the attached Proprietary Information and Inventions Agreement (the “PIIA”), which prohibits, among other things, the unauthorized use or disclosure of Arteris confidential and proprietary information. To retain necessary flexibility in the administration of its policies and procedures, Arteris reserves the right to change or revise its policies, procedures, and benefits at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, you will be required to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment. An I-9 Form and “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility will be proved to you before your start date. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment.

Arteris, Inc.

900 E. Hamilton Ave, Suite 300, Campbell, CA 95008, (408) 470-7300

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At Will Employment: Arteris is an employment-at-will company. This means that you or Arteris may terminate your employment at any time, with or without cause and with or without prior notice, and for any reason or no particular reason. Accordingly, this letter is not a contract and should not be construed as creating contractual obligations.

Background & References: This offer, and any employment pursuant to this offer, is conditioned upon receipt by the Company of satisfactory results from your background and reference checks. To the extent you commence employment prior to the completion of these checks, continued employment will remain contingent on satisfactory completion.

This offer letter, together with your PIIA and the Employee Handbook, forms the complete and exclusive statement of your employment with Arteris. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of Arteris. Additionally, Arteris reserves the right to revoke this offer should it not receive a satisfactory reference or background check for you.

If you wish to accept employment at Arteris under the terms described above, please sign and date this letter, the Proprietary Information and Inventions Agreement (PIIA), and the Change in Control and Severance Agreement and return both by July 23, 2026.

We are excited that you are joining Arteris’ team and feel that you have a great deal to contribute. If you have any questions, please feel free to call our Global Head of Human Resources, Jolene Bishop, or me at 408-470-7300.

Sincerely,

/s/ K. Charles Janac
K. Charles Janac
Chief Executive Officer

I understand and accept the terms of this employment offer.

/s/ Saurabh Sinha
Saurabh Sinha

07/20/2026
Date

September 2, 2026
Start Date

Enclosures:	Proprietary Information and Inventions Agreement (PIIA)
Change in Control and Severance Agreement

Arteris, Inc.

900 E. Hamilton Ave, Suite 300, Campbell, CA 95008, (408) 470-7300